                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY (AS PERMITTED
[X]  Definitive Proxy Statement                   RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       NORFOLK SOUTHERN RAILWAY COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN RAILWAY COMPANY
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting
of Stockholders to be Held
on Tuesday, May 22, 2001

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of the Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 22, 2001, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

  1.Election of two directors to the class whose term will expire in 2004.

  2.Ratification of the appointment of KPMG LLP, independent public accountants, as auditors.

  3.Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 22, 2001, will be entitled to vote at such meeting.

                                        By order of the Board of Directors,
                                                REGINALD J. CHANEY,
                                                Corporate Secretary.

Dated: April 16, 2001

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope.

                       NORFOLK SOUTHERN RAILWAY COMPANY
                            THREE COMMERCIAL PLACE
                         NORFOLK, VIRGINIA 23510-2191

                                                                 April 16, 2001

                                PROXY STATEMENT

  On March 9, we began mailing to you and other stockholders the Company's Annual Report for 2000, which contains important financial and narrative information. On April 16, 2001, we expect to begin mailing to you and other stockholders this Proxy Statement and the accompanying proxy card, both of which relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 22, 2001 ("2001 Annual Meeting"). Only stockholders of record on March 22, 2001, are entitled to vote at the 2001 Annual Meeting. As of February 28, 2001, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,907 shares of Preferred Stock (this total excludes 100,120 shares held by Company subsidiaries and/or in a fiduciary capacity), and all shares of Common Stock are entitled to one vote per share. All the Common Stock is owned directly by Norfolk Southern Corporation ("NS").

  If you properly sign the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

  Any stockholder may revoke a signed and returned proxy card at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Company; (b) executing and delivering a subsequent proxy; or
  (c) attending the 2001 Annual Meeting and voting in person.

  The cost of soliciting these proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Company may solicit proxies by telephone, telegram or personal interview; they receive no additional compensation for doing so.

                                CONFIDENTIALITY

  We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $2,200 to assist in soliciting proxies, directly or through others, and to tabulate all proxies and ballots cast at the 2001 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

  Members of the Board of Directors and employees of the Company do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTORS

  At the 2001 Annual Meeting, the terms of two directors will expire: those of David R. Goode and Stephen C. Tobias.

  Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the reelection of Messrs. Goode and Tobias as directors for three-year terms that expire in 2004.

  If either nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

  So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2001 Annual Meeting were selected, we confirm, as required by the Securities and Exchange Commission ("SEC"), that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) that there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

  Vote Required to Elect a Director: Under Virginia law and under the Company's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum exists, if the votes cast favoring the election of that director exceed the number of votes cast opposing the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the 2001 Annual Meeting.

Nominees (for the class whose term expires in 2004)

DAVID R. GOODE, 60, Norfolk, Va.; Chairman, President and Chief Executive
 Officer of Norfolk Southern Corporation and President and Chief Executive Officer of Norfolk Southern Railway Company since September 1, 1992. Director of Norfolk Southern Corporation, Conrail Inc., Consolidated Rail Corporation and several Norfolk Southern Railway Company subsidiaries. Also a director of Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and Texas Instruments Incorporated. Mr. Goode has been a director since 1992.

STEPHEN C. TOBIAS, 56, Norfolk, Va.; Vice Chairman and Chief Operating Officer of Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Operations of Norfolk Southern Corporation and Vice President and Chief Operating Officer of Norfolk Southern Railway Company. Director of Conrail Inc., Consolidated Rail Corporation and several Norfolk Southern Railway Company subsidiaries. Mr. Tobias has been a director since 1994.

Continuing Directors

HENRY C. WOLF, 58, Norfolk, Va.; Vice Chairman and Chief Financial Officer of
 Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Finance of Norfolk Southern Corporation and Vice President and Chief Financial Officer of Norfolk Southern Railway Company. Director of Conrail Inc., Consolidated Rail Corporation and several Norfolk Southern Railway Company subsidiaries. Mr. Wolf has been a director since 1994 and his term expires in 2002.

L. I. PRILLAMAN, 57, Norfolk, Va.; Vice Chairman and Chief Marketing Officer of Norfolk Southern Corporation since August 1, 1998, and Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Marketing of Norfolk Southern Corporation and Vice President and Chief Marketing Officer of Norfolk Southern Railway Company. Director of several Norfolk Southern Railway Company subsidiaries. Mr. Prillaman has been a director since 1996 and his term expires in 2003.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG LLP, independent public accountants ("KPMG"), to audit the books, records and accounts of the Company for the year 2001. This firm has acted as auditors for the Company since June 1, 1982, and also provides services to NS. The Board of Directors recommends that the firm's appointment be ratified by the stockholders.

  In 2000, KPMG performed audit services which consisted of the annual audit of the consolidated financial statements of the Company and its subsidiaries and of NS and its subsidiaries, including annual reports of the Company to the stockholders and the SEC, audits of the financial statements of various subsidiaries, audits of the financial statements of various NS employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements. The firm also provided consulting and other services during 2000.

  All services rendered by KPMG to the Company and NS in 2000 were approved in advance by, ratified by or reported to the Board of Directors. KPMG has represented to the Board of Directors that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  For the fiscal year ending December 31, 2000, KPMG billed NS and the Company for the following services:

  Audit Fees
  KPMG billed NS and the Company $1,077,920 for services related to the audit of the annual financial statements and review of the quarterly financial statements for the most recent fiscal year.

  Financial Information Systems Design and Implementation Fees
  KPMG did not bill NS or the Company for services related to Financial Information Systems, as defined by Section 210.2-01(c)(4)(ii) of Regulation S-X as promulgated by the SEC.

  All Other Fees
  KPMG billed NS and the Company $2,620,655 for all other services it rendered to NS and the Company that are not included under the captions "Audit Fees" or "Financial Information Systems Design and Implementation Fees" above.

  The Board of Directors has considered whether the provision of the services included under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of the independent public accountants and has determined that the firm's independence is not thereby compromised.

  Representatives of KPMG are expected to be present at the 2001 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

3. OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the 2001 Annual Meeting other than as noted elsewhere in this Proxy Statement. If any other matters properly come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

  Applicable rules of the SEC require that we furnish you the following information relating to the oversight and management of your Company and of Norfolk Southern Corporation and to certain matters concerning the Board of Directors and the officers.

                 BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 28, 2001, 100,120 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity, and such Company subsidiaries had sole voting power with respect to none of such shares. NS held 246,355 shares, or approximately 20.5%, of the Company's Preferred Stock, and had sole voting power with respect to all of such shares.

  To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 16,668,997 shares, or 100%, of the Company's Common Stock on February 28, 2001.

  The following table sets forth as of February 28, 2001, the beneficial ownership of Norfolk Southern Corporation Common Stock (including "Deferred Stock Units," each of which is not actually a share of Common Stock, but ultimately has a cash value equal to the market price of a share of Common Stock at the time such unit is satisfied) for:

  (1) each director and each nominee (including the Chief Executive Officer);

  (2) each of the other four most highly compensated Executive Officers (as defined on Page 6), based on the sum of 2000 salary and incentive pay for 2000 (three of whom are also directors or nominees); and

  (3) all directors and Executive Officers of the Corporation as a group.

  Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Executive Officer beneficially owns any equity securities of NS or its subsidiaries other than Norfolk Southern Corporation Common Stock. No one director or Executive Officer, nor all directors and Executive Officers as a group, owns as much as 1% of the total outstanding shares of Norfolk Southern Corporation Common Stock. No director or Executive Officer owns any shares of the Company's Preferred Stock.

                                            Shares of Norfolk Southern
                                             Corporation Common Stock
                                             Beneficially Owned as of
      Name                                     February 28, 2001/1/
      ----                                  --------------------------
      David R. Goode                                2,293,326
      L. I. Prillaman                                 585,182
      Stephen C. Tobias                               591,372
      Henry C. Wolf                                   615,076
      Charles W. Moorman                              248,566
      14 Executive Officers as a group              5,903,239/2/
       (including the persons named above)


--------
  /1/Includes shares credited to individual accounts under the NS Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan (for Mr. Goode, this amounts, respectively, to 11,704 and 230,198 shares; for Mr. Tobias, 14,648 and 59,106 shares; for Mr. Wolf, 11,395 and 68,007 shares; for Mr. Prillaman, 23,061 and 57,466 shares; and for Mr. Moorman, 3,678 and 23,807 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Goode, this amounts to 1,830,000 shares; for Mr. Tobias, 454,500 shares; for Mr. Wolf, 477,000 shares; for Mr. Prillaman, 432,000 shares; and for Mr. Moorman, 205,000 shares); includes Deferred Stock Units credited pursuant to the NS Long-Term Incentive Plan (for Mr. Goode, this amounts to 101,358 units; for Mr. Tobias, 26,764 units; for Mr. Wolf, 26,764 units; for Mr. Prillaman, 26,764 units; and Mr. Moorman, 10,396 units); and includes 26,520 Restricted Shares awarded to Mr. Goode pursuant to the NS Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until January 29, 2004.
  /2/The NS Common Stock figure includes, as of February 28, 2001: 111,925 shares credited to individual accounts under the NS Thrift and Investment Plan; 553,641 shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan over which the individual possesses voting power but has no investment power until the shares are distributed; 4,710,750 shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days; 265,945 Deferred Stock Units, which ultimately will be satisfied in cash, credited pursuant to the NS Long-Term Incentive Plan; and 26,520 Restricted Shares awarded to one Executive Officer pursuant to the NS Long-Term Incentive Plan and over which he possesses voting power but no investment power until January 29, 2004. Also includes 1,936 shares in which beneficial ownership is disclaimed.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and those officers designated as executive officers ("Executive Officers") by the Company's Board of Directors, and any persons beneficially owning more than 10 percent of a class of the Company's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms concerning 2000 beneficial ownership were filed on time.

                       BOARD OF DIRECTORS AND COMMITTEES

  On December 31, 2000, the Board of Directors of the Company consisted of four members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible one third of the total number of directors. The Board of Directors has no Audit, Nominating or Compensation committees. In 2000, the Board of Directors acted by unanimous written consent on twenty-one separate occasions.

  The Executive Committee took no action in 2000; its members were David R. Goode, Chair, and Henry C. Wolf. This committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board.

                           COMPENSATION OF DIRECTORS

  Each director was also an officer of the Company and an officer of NS and, as such, their compensation was determined in accordance with the Joint Committee Report Concerning the 2000 Compensation of Certain Executive Officers on page 12. No such director is paid a retainer, meeting fees or other compensation for service as a director.

        NS COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

  The members of the NS Compensation and Nominating Committee during 2000 were Mr. Carter, Chair (elected in November 2000), Mr. Coleman (who was Chair of the Committee until his death on October 21, 2000), Mr. Hilliard, Mr. Leer and Mr. Pote. The members of the NS Performance-Based Compensation Committee during 2000 were Mr. Carter, Chair (elected in November 2000), Mr. Coleman (who was Chair of the Committee until his death on October 21, 2000), Mr. Leer and Mr. Pote. Other than Mr. Hilliard's relationship with Brown Brothers Harriman & Co. and Mr. Leer's relationship with Arch Coal, Inc., which are reported in the Proxy Statement for the 2001 Annual Meeting of the Stockholders of Norfolk Southern Corporation, there were no reportable business relationships between NS and such individuals.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NS in 2000 (together, the "Named Executive Officers"), for service in all capacities to both NS and its subsidiaries, including the Company, by the Named Executive Officers in the fiscal years ending December 31, 2000, 1999 and 1998.

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                     Annual Compensation                Compensation
                              ------------------------------------- ---------------------
                                                                      Awards    Payouts
                                                                    ---------- ----------
                                                                    Securities
                                                     Other Annual   Underlying    LTIP       All Other
   Name and Principal         Salary/1/ Bonus/1/    Compensation/2/ Options/3/ Payouts/4/ Compensation/5/
     Position at NS      Year    ($)      ($)             ($)          (#)        ($)           ($)
   ------------------    ---- --------- --------    --------------- ---------- ---------- ---------------
David R. Goode           2000  950,000  410,400/6/      530,535/7/   525,000     167,130      62,343
 Chairman, President and 1999  950,000        0         337,490      365,000     597,047      88,315
 Chief Executive Officer 1998  900,000  887,400         739,809      250,000   1,615,566      82,083
L. I. Prillaman          2000  375,000  108,000          86,779      150,000      55,710      21,824
 Vice Chairman and Chief 1999  375,000        0         265,636       90,000     191,055      29,722
 Marketing Officer       1998  360,417  274,231         280,085       60,000     516,981      25,719
Stephen C. Tobias        2000  500,000  144,000         164,377      150,000      55,710      33,821
 Vice Chairman and Chief 1999  500,000        0         247,075       90,000     191,055      44,448
 Operating Officer       1998  485,417  382,897         219,885       60,000     516,981      35,877
Henry C. Wolf            2000  500,000  144,000         176,612      150,000      55,710      37,804
 Vice Chairman and Chief 1999  500,000        0         109,030       90,000     191,055      50,359
 Financial Officer       1998  485,417  382,897         321,915       60,000     516,981      38,425
Charles W. Moorman       2000  257,500   69,525          12,619       60,000      16,713      14,075
 President Thoroughbred  1999  250,000        0          14,003       30,000      59,705      20,157
 Technology and          1998  240,000  177,480          15,920       25,000     161,557      20,157
 Telecommunications,
  Inc.

--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Code; for 2000, these amounts were: for Mr. Goode, $125,694; Mr. Prillaman, $18,429; Mr. Tobias, $85,517; Mr. Wolf, $99,961; and Mr. Moorman, $3,686. Includes tax absorption payments in 1998 for gains realized upon exercise of certain stock options (in 1998, for Messrs. Goode, Prillaman, Tobias and Wolf; in 1999 for Messrs. Prillaman and Tobias and in 2000 for Messrs. Goode, Prillaman, Tobias and Wolf).
  /3/Options were granted without tandem SARs.
  /4/Represents the value of the "earn out" pursuant to the performance share feature of the NS Long-Term Incentive Plan for periods ended December 31, 2000, 1999 and 1998 (for 2000, performance shares were earned for achievements in the three-year period 1998-2000; for 1999, for achievements in the three-year period 1997-1999; and for 1998, for achievements in the three-year period 1996-1998).
  /5/Includes for 2000 (i) contributions of $5,100 to NS' 401(k) plan on behalf of each of the Named Executive Officers; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $57,243; Mr. Prillaman, $16,724; Mr. Tobias, $28,721; Mr. Wolf, $32,704; and Mr. Moorman, $8,975.
  /6/Represents the value of 26,520 Restricted Shares awarded to Mr. Goode effective January 29, 2001, pursuant to the terms of the NS Long-Term Incentive Plan, in lieu of the cash bonus Mr. Goode earned in 2000 pursuant to the NS Executive Management Incentive Plan. These Restricted Shares vest immediately, however Mr. Goode will not have investment power over the shares during a 36 month Restriction Period. Dividends will be paid on the Restricted Shares during the Restriction Period. Other than this grant, there were no restricted stock holdings outstanding at the end of the last fiscal year.
  /7/Includes personal use in 2000, as directed by resolution of the NS Board of Directors, of NS aircraft valued at $173,789--calculated on the basis of the aggregate incremental cost of such use to NS.

Long-Term Incentive Plan

  The NS Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to officers and other key employees of both NS and certain of its subsidiaries (including the Company). The Performance-Based Compensation Committee of the NS Board of Directors ("Committee") administers the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  Stock Options

  The following table sets forth certain information concerning the grant in 2000 of stock options under the NS Long-Term Incentive Plan to each Named Executive Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                  Grant Date
                       Individual Grants                            Value
----------------------------------------------------------------- ----------
                 Number of
                 Securities  % of Total                             Grant
                 Underlying   Options                                Date
                  Options    Granted to   Exercise or              Present
                 Granted/1/ Employees in Base Price/2/ Expiration  Value/3/
Name                (#)     Fiscal Year  ($ Per Share)    Date       ($)
----             ---------- ------------ ------------- ---------- ----------
D. R. Goode       525,000       6.81%       16.9375    01/30/2010 3,055,500
L. I. Prillaman   150,000       1.95%       16.9375    01/30/2010   873,000
S. C. Tobias      150,000       1.95%       16.9375    01/30/2010   873,000
H. C. Wolf        150,000       1.95%       16.9375    01/30/2010   873,000
C. W. Moorman      60,000       0.78%       16.9375    01/30/2010   349,200

*No SARs were granted in 2000.
--------
  /1/These options (of which the first 5,904 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of January 31, 2000, and are exercisable one year after the date of grant. They earn dividend equivalents in an amount equal to, and commensurate with, dividends as paid on NS Common Stock; the dividend equivalents are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the optionee on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the optionee's death, disability or retirement.
  /2/The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.

  /3/In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

  In the case of NS Common Stock, the Black-Scholes model used the following measures and assumptions:

  (a) a stock volatility factor of 0.2073: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1995, through December 31, 1999;

  (b) a dividend yield of 2.7%: yield was determined monthly and averaged over the 60-month period January 1, 1995, through December 31, 1999;

  (c) a 1999 risk-free rate of return of 6.0%: this represents the monthly average 10-year Treasury strip rate during 1999, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

  The foregoing produces a Black-Scholes factor of 0.2910 and a resulting present value of $5.82 for each share of NS Common Stock subject to the 2000 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term, (ii) the payment of dividend equivalents on unexercised options or (iii) the deferral of receipt of such dividend equivalents until the related Deferred Stock Units actually are paid out.

  The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2000 and the number of unexercised options held by each as of December 31, 2000:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                        Number of Securities Underlying           Value of Unexercised
                                        Unexercised Options/SARs at FY-       In-the-Money Options/SARs at
                   Shares                             End                               FY-End/1/
                 Acquired on   Value                  (#)                                 ($)
                  Exercise    Realized  -----------------------------------  -------------------------------
Name                 (#)        ($)      Exercisable*       Unexercisable    Exercisable/7/ Unexercisable/7/
----             ----------- ---------- ----------------   ----------------  -------------- ----------------
D. R. Goode       37,500/2/  188,673/2/         1,305,000            525,000        0               0
L. I. Prillaman   15,000/3/   66,094/3/           282,000            150,000        0               0
S. C. Tobias      15,000/4/   75,937/4/           304,500            150,000        0               0
H. C. Wolf        15,000/5/   75,469/5/           304,500            150,000        0               0
C. W. Moorman      6,000/6/   30,375/6/           145,000             60,000        0               0

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.
--------
  /1/Equal to the mean ($13.595) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of NS Common Stock on December 31, 2000, less the exercise prices of in-the-money options, multiplied by the number of such options.

  /2/Mr. Goode surrendered 27,715 shares of stock already owned in full satisfaction of the exercise price of options on 37,500 shares.
  /3/Mr. Prillaman surrendered 11,458 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
  /4/Mr. Tobias surrendered 11,068 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
  /5/Mr. Wolf surrendered 11,086 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
  /6/Mr. Moorman surrendered 4,428 shares of stock already owned in full satisfaction of the exercise price of options on 6,000 shares.
  /7/Because the market price of NS Common Stock on December 31, 2000, ($13.595) was below the exercise price of options granted in 2000 ($16.9375 per share) and for all earlier years, they are "out-of-the money" and have no reportable value.

  Performance Share Units ("PSUs")

  The following table sets forth certain information concerning the grant in 2000 of PSUs under the NS Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (2000-
2002) based on NS' performance during that three-year period. Under the 2000 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Joint Committee Report Concerning the 2000 Compensation of Certain Executive Officers under the caption, "Long-Term Incentive Plan," beginning on page 14.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)

                                 Performance  Estimated Future Payouts
                    Number of     or Other   under Non-Stock Price-Based
                  Shares, Units    Period               Plans
                       or           Until    ---------------------------
                 Other rights/1/ Maturation  Threshold Target/2/ Maximum
Name                   (#)        or Payout     (#)       (#)      (#)
----             --------------- ----------- --------- --------- -------
D. R. Goode          120,000      01/01/00-       0     56,400   120,000
                                  12/31/02
L. I. Prillaman       30,000      01/01/00-       0     14,100    30,000
                                  12/31/02
S. C. Tobias          30,000      01/01/00-       0     14,100    30,000
                                  12/31/02
H. C. Wolf            30,000      01/01/00-       0     14,100    30,000
                                  12/31/02
C. W. Moorman         15,000      01/01/00-       0      7,050    15,000
                                  12/31/02

--------
  /1/"Earn outs" may be satisfied in cash or in shares of NS Common Stock (or in some combination of the two), with the stock portion being held by NS for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion.
  /2/The Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 47% of the maximum potential "earn out," which, in accordance with applicable rules of the SEC, is the percentage actually "earned out" under the Plan at the end of the most recently completed performance cycle.

Pension Plans

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2000 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE
                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                     Years of Creditable Service
              -----------------------------------------
Remuneration     25        30         35         40
------------  -------- ---------- ---------- ----------
$  300,000    $ 93,388 $  114,633 $  135,877 $  157,122
   400,000     130,888    159,633    188,377    217,122
   500,000     168,388    204,633    240,877    277,122
   600,000     205,888    249,633    293,377    337,122
   700,000     243,388    294,633    345,877    397,122
   800,000     280,888    339,633    398,377    457,122
   900,000     318,388    384,633    450,877    517,122
 1,000,000     355,888    429,633    503,377    577,122
 1,100,000     393,388    474,633    555,877    637,122
 1,200,000     430,888    519,633    608,377    697,122
 1,300,000     468,388    564,633    660,877    757,122
 1,400,000     505,888    609,633    735,000    817,122
 1,500,000     543,388    654,633    765,877    877,122
 1,600,000     580,888    699,633    818,377    937,122
 1,700,000     618,388    744,633    870,877    997,122
 1,800,000     655,888    789,633    923,377  1,057,122
 1,900,000     693,388    834,633    975,877  1,117,122
 2,000,000     730,888    879,633  1,028,377  1,177,122
 2,100,000     768,388    924,633  1,080,877  1,237,122
 2,200,000     805,888    969,633  1,133,377  1,297,122
 2,300,000     843,388  1,014,633  1,207,500  1,357,122

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to his average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 2001, for each Named Executive Officer were: Mr. Goode, $1,503,397 and 35 years; Mr. Prillaman, $529,367 and 31 years; Mr. Tobias, $695,538 and 31 years; Mr. Wolf, $695,538 and 28 years; and Mr. Moorman, $398,371 and 28 years.

Change-in-Control Arrangements

  In May 1996, the NS Compensation and Nominating Committee recommended, and the NS Board of Directors approved, NS' entering into new change-in-control compensation agreements ("Agreements") with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to NS' Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of NS. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

  These Agreements are terminable by either NS or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement's being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the NS Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under NS' retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

                       JOINT COMMITTEE REPORT CONCERNING
              THE 2000 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 2000 compensation determinations were made for NS's Chairman, President and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the

"Named Executive Officers") whose 2000 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The NS Board's Compensation and Nominating Committee ("C&N Committee") and its Performance-Based Compensation Committee ("PBC Committee") are composed entirely of non-employee directors and met, respectively, six times and one time during 2000. Among other things, the C&N Committee is responsible for recommending to the NS Board the salaries of Board-elected officers and has administered NS's annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan); established in January of 2000, the PBC Committee became responsible for administering the Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Board believes that a substantial portion of each Named Executive Officer's total compensation should be "performance-based," both it and the C&N Committee seek to assure that the base salaries of the Named Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the C&N Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Named Executive Officers--as well as all Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of the Named Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each such Executive Officer's performance in light of the length of service in his current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the C&N Committee customarily seeks to set the NS Chairman, President and CEO's base salary around the 50th percentile of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 2000 fell below the 25th percentile; the average 2000 base salaries of the four other Named Executive Officers also fell below the 25th percentile.

  For 2000, Mr. Goode did not receive a salary increase. This decision, not tied to or based on the application of any specific formula, reflects the Corporation's performance in 1999, including its total operating revenues and net income. The base salaries of each of the vice chairmen remained at the same level as in effect at the time of the Committee's meeting in November 1999;

  effective January 1, 2000, Mr. Moorman's base salary was increased by $7,500, or 3%, when he became President of Thoroughbred Technology and Telecommunications, Inc.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Named Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Effective in 2000, awards to Named Executive Officers, to other Board-elected officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid, if at all, based on the Corporation's performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the C&N Committee prior to the beginning of each incentive year.

  It is the C&N Committee's philosophy that, to the extent the Corporation achieves EMIP goals, the total of each Named Executive Officer's base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Named Executive Officers will receive less or no incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the C&N Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the four other Named Executive Officers are determined annually by the C&N Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1999 the C&N Committee set Mr. Goode's maximum 2000 incentive opportunity at 120% of his 2000 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 80% of 2000 base salary and Mr. Moorman's at 75% of 2000 base salary. Actual payments, if any, are based on the extent to which performance standards are achieved.

  For 2000, Mr. Goode, and all other Executive Officers earned EMIP awards and each of 461 other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 36% of that individual's incentive opportunity. As a result, total 2000 cash compensation--2000 base salary and 2000 EMIP award paid in 2001--earned by Mr. Goode and by the four other Named Executive Officers fell below the 25th percentile. Mr. Goode chose to waive the EMIP award he earned in 2000; in lieu of that cash award, the PBC Committee awarded Mr. Goode 26,520 restricted shares of stock pursuant to the Corporation's Long-Term Incentive Plan (as more fully described below).

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Board and the PBC Committee believe that a substantial component of each Named Executive Officer's total direct compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Named Executive Officers.

  These LTIP arrangements are intended to ensure that the longer-term financial interests of the Named Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Named Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total direct compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the four other Named Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 2000 meeting, the PBC Committee granted stock options to each of the Named Executive Officers and to 390 other officers and key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the PBC Committee granted performance share units which provide the Named Executive Officers and other recipients the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation's Common Stock, or in some combination thereof) during the first quarter of 2003. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting -- specifically, the Corporation's three-year (i e., 2000-2002) average Return on Average Invested Capital, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below. One third of the performance share units granted in 2000 are available to be earned based on each of the three performance criteria.


    Total Stockholder Return ("TSR")            Return on Average Invested
              vs. S&P 500                           Capital ("ROAIC")
  ------------------------------------     ---------------------------------
                         Percentage of                      Percentage of
        Three-Year        Performance        Three-Year      Performance
        Average TSR       Share Units         Average        Share Units
        vs. S&P 500       Earned Out           ROAIC          Earned Out
  --------------------  --------------     -------------  ------------------
    90th percentile                              19%           100%
       and above             100%                18%            90%
           80th               90%                17%            80%
           70th               85%                16%            70%
           60th               80%                15%            60%
           50th               75%                14%            50%
           40th               50%                13%            40%
           30th               30%                12%            30%
      25th and below           0%                11%            20%
                                                 10%            10%
                                              Below 10%          0%


                Operating Ratio ("OpR")
             -----------------------------
                           Percentage of
              Three-Year    Performance
              NS Average    Share Units
                 OpR        Earned Out
             -----------------------------
             75% or below      100%
                 80%            75%
                 85%            50%
                 90%            25%
              Above 90%         0%

  All stock options granted in 2000 to the Named Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Named Executive Officer, and--based on the fair market value of the Corporation's Common Stock on the dividend payment date--the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Named Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.

  All Named Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 2000, Mr. Goode was granted options (including 5,904 incentive stock options that may receive capital gains treatment) on 525,000 shares of common stock and the opportunity to earn up to 120,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 5,904 incentive stock options that may receive capital gains treatment) on a total of 510,000 shares of common stock and the opportunity to earn up to 105,000 performance shares.

  At its January 2001 meeting, the PBC Committee granted 26,520 shares of stock to Mr. Goode, subject to a three-year restriction period. These restricted shares were granted pursuant to the terms of the LTIP in lieu of the EMIP cash bonus award Mr. Goode earned in 2000, which he waived. Because Mr. Goode had an immediate right to receive his bonus under the EMIP, the PBC Committee waived the LTIP restrictions that would cause Mr. Goode to forfeit shares if his employment were terminated during the three-year restriction period. During the three-year restriction period for these shares, Mr. Goode may not sell, transfer or otherwise dispose of the restricted shares, but he will be entitled to vote and receive dividends on these shares.

  In summary, the C&N Committee and the PBC Committee believe that the compensation program for Named Executive Officers is designed to offer opportunities competitive with those of similar positions at comparable American corporations. More important, these committees believe each Named Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain "non-performance based" compensation paid in a year to any of the Corporation's Named Executive Officers. Each Committee has carefully considered the Corporation's executive compensation program in light of the applicable tax rules. Accordingly, the Corporation amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of
Section 162(m). However, each Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, each Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Corporation and its stockholders.

       NS Compensation and                  NS Performance-Based Compensation
       Nominating Committee                 Committee
       Gene R. Carter, Chairman*            Gene R. Carter, Chairman*
       Landon Hilliard, Member              Steven F. Leer, Member
       Steven F. Leer, Member               Harold W. Pote, Member
       Harold W. Pote, Member

--------
* L. E. Coleman, who died in October of 2000, served as Chairman of these committees when the described decisions were made. Gene R. Carter first was elected as a member of the committees in November of 2000 and since that time has served as Chairman of each.

                               PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 2002 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-9219, no later than December 17, 2001.

                                          By order of the Board of Directors,
                                            REGINALD J. CHANEY,
                                            Corporate Secretary.

       DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------
[   ]

(1) Election of Directors       For [X]    Withheld [X]   Exceptions* [X]

NOMINEES:  David R. Goode and Stephen C. Tobias
*(Instructions: To withhold authority to vote for individual nominee(s), mark the "Exceptions" box and write the name(s) on the following blank line; proxy will be voted FOR remaining nominees.)

     Exceptions
                --------------------------------------------------------------

(2) Ratification of the
    appointment of KPMG LLP,
    independent public
    accountants, as auditors.   For [X]     Against [X]       Abstain [X]

(3) Transaction of such other
    business as properly may
    come before the meeting.    For [X]     Against [X]       Abstain [X]


                                                Address Change and/or
                                                 Comments-Mark Here   [X]

                                         Sign exactly as the name appears
                                         hereon. Attorneys-in-fact, executors,
                                         trustees, guardians, corporate
                                         officers, etc., should give full title.

                                         Dated:                         , 2001
                                               -------------------------

                                         -------------------------------------
                                                      (Signature)

                                         -------------------------------------
                                                      (Signature)

                                         Votes MUST be indicated
                                         (x) in Black or Blue ink.    [X]


            PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY


********************************************************************************

                              Please Detach Here
                YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                   BEFORE RETURNING IN THE ENCLOSED ENVELOPE

********************************************************************************

                            Detach Proxy Card Here
--------------------------------------------------------------------------------
                       NORFOLK SOUTHERN RAILWAY COMPANY
             THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Reginald J. Chaney, L.I. Prillaman or Henry
C. Wolf, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, May 22, 2001, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 16, 2001, and to transact such other business, as properly may come before such meeting(s).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS,

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)


                                                NORFOLK SOUTHERN RAILWAY COMPANY
                                                P.O. BOX 11139
                                                NEW YORK, N.Y.  10203-0139